Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metropolitan Series Fund, Inc.

We consent to the use of our reports, dated February 18, 2005, incorporated herein by reference, for FI Large Cap Portfolio (formerly the Large Cap Portfolio of the Traveler Series Trust) and MFS Value Portfolio (formerly the MFS Value Portfolio of the Traveler Series Trust) as of December 31, 2004, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

/s/

New York, New York

April 24, 2008